Exhibit 99.1

News Corporation

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

IN U.S. DOLLARS IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES

NEWS CORPORATION REPORTS SECOND QUARTER

OPERATING INCOME OF $954 MILLION; GROWTH OF

24% OVER SECOND QUARTER A YEAR AGO

REVENUES INCREASE 18% TO $6.6 BILLION

NET INCOME INCREASES 80% TO $386 MILLION

QUARTER HIGHLIGHTS

•	Filmed Entertainment operating income up 57% on record home entertainment sales of film and television titles.

•	Strong advertising revenue growth at the Fox News and FX channels and higher affiliate revenue at the Regional Sports Networks drives Cable Network Programming operating income up 46%.

•	Television segment operating income down slightly as STAR’s growing profitability was offset by the impact of ratings weakness at the FOX network which also affected television stations’ results.

•	SKY Italia operating losses decline slightly, in local currency terms, on rapidly growing subscriber base that now exceeds 3.1 million.

•	All print segments report higher earnings contributions led by revenue gains at Magazines and Inserts’ InStore division and advertising growth at Australian newspapers.

•	Completed reincorporation to the United States; consequently results now reported in accordance with United States generally accepted accounting principles.

NEW YORK, NY, February 2, 2005 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported second quarter consolidated revenues of $6.6 billion, an 18% increase over the $5.6 billion in the prior year, and consolidated operating income of $954 million, up 24% over the $770 million a year ago. The year-on-year growth was driven by double-digit increases at the Filmed Entertainment, Cable Network Programming and Magazine and Inserts segments, despite the inclusion of $36 million in costs associated with the reincorporation.

Net income for the second quarter was $386 million, ($0.13 diluted earnings per share on a combined basis1), an increase of $171 million over the $215 million ($0.08 diluted earnings per share on a combined basis1) reported in the second quarter a year ago. This strong result is primarily due to higher consolidated operating income and a significant improvement in equity earnings of affiliates, while also reflecting the inclusion of an unrealized loss on the change in fair value of certain outstanding exchangeable debt securities included in Other expense.

(1)	See supplemental financial data on page 16 for detail on earnings per share.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“While our country of incorporation changed in the second quarter, the growth we continue to deliver remains the same. Operating income was up 24% on revenue gains of 18%, led by record results at our filmed entertainment and cable network programming segments. Film thrived this past quarter as our summer theatrical successes generated even greater returns in home entertainment. At the same time, our diverse set of cable channels turned higher ratings and more desirable demographics into increased revenues and continued profit growth. The ongoing financial strength of these assets speaks not only to the quality of the content that we deliver but also to our ability to translate increased consumer demand into higher profits. While film and cable were the most significant contributors to our growth this past quarter, we also delivered record results at STAR and converted strong readership into higher contributions across our various print segments.

“Our financial success this past quarter was matched by our strategic momentum with continued expansion of our global pay television platforms. SKY Italia passed the 3.1 million subscriber mark at quarter-end and BSkyB and DIRECTV added 192,000 and 444,000 net new subscribers, respectively, this past quarter, further positioning these assets for sustained growth in the years to come.”

Consolidated Operating Income

	3 Months Ended December 31,			6 Months Ended December 31,
	2004		2003	2004		2003
	US $ Millions
Filmed Entertainment	$407		$260	$698		$592
Television	153		159	387		339
Cable Network Programming	227		155	393		257
Direct Broadcast Satellite Television	(105)		(104)	(226)		(227)
Magazines & Inserts	73		63	137		121
Newspapers	184		170	302		272
Book Publishing	62		57	122		116
Other	(47	)(a)	10	(93	)(a)	(28)

Total Consolidated Operating Income	$954		$770	$1,720		$1,442

(a)	The three months and six months ended December 31, 2004 include $36 million and $49 million, respectively, of costs associated with the reincorporation.

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported record second quarter operating income of $407 million, up 57% versus the $260 million reported in the same period a year ago. Current-year results primarily reflect strong contributions from several film and television home entertainment releases as well as increased contributions from the worldwide pay-TV market.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

Second quarter film results were largely driven by our highest ever quarter of worldwide home entertainment revenue led by successful theatrical releases Day After Tomorrow, Garfield, Dodgeball: A True Underdog Story and I, Robot as well as increased contributions from various catalog titles led by The Star Wars Trilogy. Additionally, the pay-TV availability of Cheaper By the Dozen and Master and Commander also contributed to the strong quarterly results. The second quarter a year ago included the worldwide home entertainment performances of X-2: X-Men United and 28 Days Later. Theatrical releases this quarter included Sideways, nominated for 5 Academy Awards, including Best Picture, and winner of Golden Globe Best Picture – Comedy, as well as Kinsey, Taxi, Flight of the Phoenix and Fat Albert.

Twentieth Century Fox Television (TCFTV) increased contributions versus the second quarter a year ago primarily reflect continued momentum in home entertainment sales, most notably from The Simpsons, Family Guy and 24. Several TCFTV shows garnered Golden Globe nominations during the quarter including Best Television Series – Musical or Comedy for Arrested Development and Best Television Series – Drama for 24.

TELEVISION

The Television segment reported second quarter operating income of $153 million, a decrease of $6 million versus the same period a year ago, primarily reflecting higher contributions from STAR more than offset by a decline at the FOX Broadcasting Company.

Fox Television Stations (FTS) second quarter operating income increased slightly over prior year as increased political advertising was largely offset by softness in the overall advertising market and weaker FOX primetime ratings. Current-year results also included lower entertainment programming costs, primarily due to the expiration of various syndicated programs, partially offset by higher promotional costs for the November sweeps and expansion of local news in several FTS markets.

At the FOX Broadcasting Company, second quarter operating losses increased by $26 million compared to a year ago as improved sports advertising and higher pricing for the primetime entertainment schedule were more than offset by a 12% decline in primetime ratings and increased programming costs for returning series as well as the cancellation of several new programs. Following the end of the quarter, the network significantly strengthened its schedule with the return of American Idol and 24, both of which premiered to higher ratings than a year ago and are winning their time slots among key demographics.

STAR’s second quarter operating income more than doubled, with higher revenues driven by advertising gains, mainly in India, where STAR Plus maintains its leadership position as India’s top cable entertainment channel. The quarter also included subscription revenue growth primarily due to the launch of STAR Chinese Movies.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

CABLE NETWORK PROGRAMMING

Cable Network Programming reported second quarter operating income of $227 million, an increase of $72 million over last year’s result. The 46% growth was achieved despite the inclusion a year ago of $15 million in recovered Adelphia receivables and reflects continued strength across all of the Company’s primary cable channels, a positive impact from the NHL lockout and the absence of losses from the Los Angeles Dodgers which was sold during fiscal 2004.

The Fox News Channel (FNC) reported operating income growth of 45% compared to the second quarter a year ago fueled by double-digit advertising revenue growth partially offset by higher costs associated with covering the elections in the United States. Viewership during the quarter was up 61% in primetime and 34% on a 24-hour basis as FNC had more total viewers than CNN, MSNBC, Headline News and CNBC combined for the second consecutive quarter.

At our other cable channels (including the Regional Sports Networks (RSNs), the FX Channel (FX) and SPEED Channel) operating profit improved 35% during the quarter driven by double-digit revenue growth at FX and the positive impact of the NHL lockout at the RSNs. The revenue gains at FX were driven primarily by higher advertising from ratings growth and an increase in pricing, as well as higher affiliate revenues from increased rates and additional subscribers.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported a second quarter operating loss of $105 million versus $104 million a year ago. In local currency terms, losses were reduced 7% versus the prior year on revenue growth of 27%, primarily reflecting strong subscriber additions over the past year. More than 270,000 net new subscribers were added during the second quarter alone resulting in SKY Italia’s subscriber base exceeding 3.1 million at quarter end. The revenue growth was mostly offset by increased programming spending during the quarter primarily due to the airing of additional soccer matches and the addition of ten new entertainment and news channels on the basic programming tier as well as higher subscriber acquisition costs. Also during the quarter, the Company incurred costs associated with the one-time swap-out of set-top boxes that were using outdated encryption software.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported second quarter operating income of $73 million, an increase of 16% versus a year ago. The improvement was primarily driven by higher contributions from the InStore division on higher advertising revenues. Free Standing Inserts results were slightly ahead of a year ago as increased demand for packaged goods pages was mostly offset by lower rates.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

NEWSPAPERS

The Newspaper segment reported second quarter operating income of $184 million, an 8% increase versus the same period a year ago primarily reflecting advertising revenue growth in Australia.

The Australian newspaper group reported a 34% increase in operating income in local currency terms, primarily driven by a double digit increase in advertising revenue compared to a year ago and the inclusion of results from Queensland Press Pty Limited, which was consolidated beginning November 12, 2004. Display advertising gains were driven by the retail sector as well as national strength with increases in the communications, consumer finance and airline travel categories. Additionally, classified advertising continued to expand with further growth in the employment and real estate categories.

The U.K. newspaper group reported an operating income decline of 24% in local currency terms as advertising revenue gains were more than offset by increased depreciation and related costs associated with the development of our new printing operations. Advertising revenue growth was achieved across nearly all titles, with particular growth at The Sun as a result of higher volumes in color display and classifieds. Also during the quarter, circulation revenue was consistent with a year ago as increased circulation revenues from moving fully to a compact version of The Times were offset by a circulation declines at The Sun.

BOOK PUBLISHING

HarperCollins reported operating income of $62 million during the quarter, an increase of $5 million, or 9%, compared to the same period a year ago. Current quarter results included strong sales of titles in Lemony Snicket’s Series of Unfortunate Events spurred by the motion picture release, strong sales of Michael Crichton’s State of Fear and the continued success of Zondervan’s The Purpose Driven Life. During the quarter, HarperCollins had 36 titles on The New York Times bestseller lists including 6 titles that reached the #1 spot.

OTHER ITEMS

During the quarter the Company acquired Telecom Italia S.p.A.’s 19.9% stake in SKY Italia for €88 million bringing News Corporation’s ownership of SKY Italia to 100%.

Also during the quarter, the Company’s 34 percent investee, The DIRECTV Group, Inc., announced a series of transactions with the Company, Grupo Televisa, Globopar and Liberty Media International, Inc. that will result in the reorganization of the companies’ direct-to-home satellite TV platforms in Latin America. The transactions will result in DIRECTV Latin America and Sky Latin America consolidating the DTH platforms into a single platform in each of the major territories served in the region. As part of these transactions, DIRECTV will acquire News Corporation’s interests in Sky Brasil and Innova and the Company has recorded a pre-tax loss during the quarter of $55 million

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

on the closing of the sale of Sky Multi-Country Partners. Upon completion of the reorganization of the other platforms, which is subject to the necessary governmental approvals, the Company will record a gain.

On November 12, 2004 the Company, following the prior approval of the Company’s shareholders, option holders and the Federal Court of Australia, changed its place of incorporation to the United States and in a related transaction, acquired from the Murdoch Interests the 58% controlling interest in Queensland Press Pty Limited that the Company did not already own.

Following the quarter, the Company made an offer to acquire the 17.9% interest in Fox Entertainment Group, Inc. (Fox) that the Company does not currently own by making an exchange offer directly to Fox shareholders. Under the terms of the offer, holders of Fox Class A Common Stock will receive 1.90 shares of the Company’s Class A Shares. The transaction is conditioned upon, among other things, the tender of a majority of Fox Class A common stock not owned by the Company.

A dividend of $0.05 per Class A Share and a dividend of $0.02 per Class B share has been declared and is payable on April 20, 2005. The record date for determining dividend entitlements is March 16, 2005.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

REVIEW OF ASSOCIATED ENTITIES RESULTS

Second quarter net earnings from associated entities were $48 million versus losses of $31 million in the same period a year ago. The improvement was primarily due to increased contributions from Regional Programming Partners and BSkyB, as well as a comparatively favorable impact from foreign currency fluctuations at the Latin America DTH platforms, partially offset by recognition of losses at The DIRECTV Group.

The Company’s share of associated entities’ earnings (losses) is as follows:

	% Owned		3 Months Ended December 31,		6 Months Ended December 31,
			2004	2003	2004	2003
			US $ Millions		US $ Millions
BSkyB	35.8	%(a)	$64	$56	$142	$109
The DIRECTV Group	34.0	%(b)	(77)	—	(177)	—
Sky Brasil	49.7	%(c)	12	(6)	25	(14)
FOXTEL	25.0%		(7)	(4)	(14)	(7)
Other Associates	Various	(d)	56	(77)	87	(71)

Total associated entities’ earnings (losses)			$48	$(31)	$63	$17

Further details on the associated entities follow.

(a)	Due to BSkyB’s repurchase of its company shares, News’ ownership in BSkyB increased to 35.8% from 35.4% in the previous quarter.
(b)	The Company acquired a 34% interest in The DIRECTV Group on December 22, 2003.
(c)	Represents the Company’s economic interest. The Company continues to hold a 36% equity interest in Sky Brasil.
(d)	Primarily comprising Gemstar-TV Guide International, Innova, Fox Cable Networks Associates, Independent Newspapers Limited, and Queensland Press (through November 12, 2004).

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

BSkyB (in STG and UK GAAP) (1)

	3 Months Ended December 31,		6 Months Ended December 31,
	2004	2003	2004	2003
	Millions (except subscribers)		Millions (except subscribers)
Revenues	£1,005	£916	£1,945	£1,766
Operating profit	136	103	297	225
Net income	£61	£40	£154	£130

News’ reportable 35.8% share (in US$ and US GAAP)	$64	$56	$142	$109

Net debt			£369	£759

Ending Subscribers			11,485,000	11,070,000
DTH Subscribers			7,609,000	7,208,000

The DIRECTV Group, Inc. (1)

	3 Months Ended December 31, 2004	6 Months Ended December 31, 2004
	Millions (except subscribers)	Millions (except subscribers)
Revenues	$3,362	$6,224
Operating loss	(437)	(1,987)
Net loss	$(283)	$(1,292)

News’ reportable 34.0% share	$(77)	$(177)

Net cash		$401

Ending Subscribers		13,940,000

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

Sky Brasil (in US$) (1)

	3 Months Ended December 31,				6 Months Ended December 31,
	2004		2003		2004		2003
	Millions (except subscribers)				Millions (except subscribers)
Revenues (in local currency)	R$	192	R$	158	R$	386	R$	320

Revenues		$69		$55		$134		$110
Operating income (loss)		2		(3)		8		—
Net income (loss)		$23		$(11)		$49		$(28)

News’ reportable 49.7% share (in US$)		$12		$(6)		$25		$(14)

Net debt (excluding capitalized leases)						$218		$216

Ending Subscribers						858,000		784,000

Sky Brasil’s revenues grew 22% in local currency terms in the quarter compared to prior year primarily driven by a higher subscriber base and increased average revenue per subscriber. The revenue growth for the quarter was partly offset by increased programming costs due to the growth in the subscriber base. The increase in net income principally reflects the favorable impact of foreign currency fluctuations due to the strengthening of the Brazilian Real on U.S. dollar denominated liabilities during the quarter.

FOXTEL (in A$ and Australian GAAP)

	3 Months Ended December 31,				6 Months Ended December 31,
	2004		2003		2004		2003
	Millions (except subscribers)				Millions (except subscribers)
Revenues	A$	257	A$	213 *	A$	489	A$	419 *
Operating loss		(51)		(31)		(100)		(58)
Net loss	A$	(40)	A$	(22)	A$	(79)	A$	(40)

News’ reportable 25% share (in US$ and US GAAP)		$(7)		$(4)		$(14)		$(7)

Net Debt (including capitalized leases)					A$	464	A$	42

Ending Subscribers (including wholesale)						1,157,000		1,073,000
Ending Subscribers (excluding wholesale)						985,000		861,000

*	Amounts have been reclassified to conform to the current fiscal year presentation.

FOXTEL’s revenues increased 21% in local currency terms in the quarter compared to prior year, principally due to a 14% increase in ending subscribers (excluding wholesale) and higher average revenue per subscriber. Net loss increased by A$18 million against the prior year as the increased subscriber revenues were more than offset by increased transmission costs as well as higher sales and marketing expenses following the launch of the new digital service on March 14, 2004, and higher depreciation and interest expenses. As of December 31st, approximately 57% of the FOXTEL subscribers base (excluding wholesale) was connected to the new digital service with 184,000 new and upgrade orders taken during the quarter.

[1]	Please refer to respective companies’ earnings releases for detailed information.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	6 Months Ended December 31,
	2004	2003
Australian Dollar/U.S. Dollar	0.73	0.68
U.K. Pounds Sterling/U.S. Dollar	1.84	1.66
Euro/U.S. Dollar	1.25	1.16

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com

Audio from News Corp’s conference call with analysts on the second quarter results can be heard live on the Internet at 9:00 AM. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com

WHERE TO FIND ADDITIONAL INFORMATION

In connection with the offer by Fox Acquisition Corp (a wholly owned subsidiary of News Corporation) of shares of News Corporation Class A common stock in exchange for shares of Fox Class A common stock (the “Exchange Offer”), News Corporation has filed with the SEC a Registration Statement on Form S-4 containing a prospectus relating to the Exchange Offer and a Schedule TO. FOX STOCKHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS (AND ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NEWS CORPORATION, FOX, FOX ACQUISITION CORP AND THE EXCHANGE OFFER. Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may be obtained without charge at News Corporation’s website, www.newscorp.com, or by directing a request to News Corporation’s investor relations department at News Corporation, Investor Relations, 1211 Avenue of the Americas, New York, NY 10036.

In addition, Fox stockholders may obtain free copies of the documents filed with the SEC by directing a written or oral request to the information agent for the Exchange Offer, Georgeson Shareholder Communications, Inc., collect at (212) 440-9800 or toll-free at (866) 873-6991.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of an appropriate prospectus.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:

Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended December 31,		6 Months Ended December 31,
	2004	2003	2004	2003
	US Millions (except per share amounts)
Revenues	$6,562	$5,553	$11,708	$10,168
Expenses:
Operating expenses	4,485	3,867	7,865	6,884
Selling, general, and administrative	938	771	1,797	1,563
Depreciation and amortization	149	145	277	279
Other operating charge	36	—	49	—

Operating income	954	770	1,720	1,442
Other income (expense):
Interest expense, net	(137)	(131)	(262)	(264)
Equity earnings (losses) of affiliates	48	(31)	63	17
Other, net	(114)	(186)	77	20

Income before income tax expense and minority interest in subsidiaries	751	422	1,598	1,215
Income tax expense	(276)	(161)	(456)	(443)
Minority interest in subsidiaries, net of tax	(89)	(46)	(131)	(102)

Net income	$386	$215	$1,011	$670

Basic earnings per share:
Class A	$0.14	$0.08	$0.37	$0.27
Class B	$0.12	$0.07	$0.31	$0.22

Diluted earnings per share:
Class A	$0.14	$0.08	$0.36	$0.27
Class B	$0.11	$0.07	$0.30	$0.22

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	June 30, 2004
	US Millions
Assets
Current assets:
Cash and cash equivalents	$5,195	$4,051
Cash on deposit	—	287
Receivables, net	5,504	4,214
Inventories, net	1,913	1,530
Deferred income taxes	540	521
Other	421	396

Total current assets	13,573	10,999

Non-current assets:
Receivables	743	766
Investments	10,940	10,914
Inventories, net	2,561	2,669
Property, plant, and equipment, net	4,481	3,796
Intangible assets	11,374	10,998
Goodwill	8,239	7,153
Other non-current assets	994	1,048

Total non-current assets	39,332	37,344

Total assets	$52,905	$48,343

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings	$319	$1,084
Accounts payable, accrued expenses and other current liabilities	4,410	3,963
Participations, residuals and royalties payable	1,256	890
Program rights payable	728	654
Deferred revenue	620	467

Total current liabilities	7,333	7,058

Non-current liabilities:
Borrowings	10,860	9,080
Other liabilities	3,959	3,878
Deferred income taxes	4,042	3,620
Minority interest in subsidiaries	3,559	3,832
Commitments and contingencies
Shareholders’ Equity:
Class A common stock, $0.01 par value	19	19
Class B common stock, $0.01 par value	10	11
Additional paid-in capital	24,340	23,636
Accumulated deficit and accumulated other comprehensive loss	(1,217)	(2,791)

Total shareholders’ equity	23,152	20,875

Total liabilities and shareholders’ equity	$52,905	$48,343

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

CONSOLIDATED STATEMENTS OF CASH FLOWS

	6 Months Ended December 31,
	2004	2003
	US Millions
Operating activities:
Net income	$1,011	$670
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	277	279
Amortization of cable distribution investments	58	63
Equity earnings of affiliates, net	(63)	(17)
Cash distributions received from investees	52	10
Other, net	(77)	(20)
Minority interest in subsidiaries, net of tax	131	102
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(1,026)	(1,102)
Inventories, net	(276)	(424)
Accounts payable and other liabilities	893	1,064

Net cash provided by operating activities	980	625

Investing activities:
Property, plant, and equipment	(425)	(136)
Acquisitions, net of cash acquired	(114)	(147)
Investments in associated entities	(61)	(3,179)
Other investments	(30)	(49)
Proceeds from sale of non-current assets	544	387

Net cash used in investing activities	(86)	(3,124)

Financing activities:
Issuance of debt	1,755	359
Repayment of borrowings and exchangeable securities	(1,829)	(479)
Cash on deposit	275	157
Issuance of shares	37	529
Dividends paid	(121)	(97)

Net cash provided by financing activities	117	469

Net increase (decrease) in cash and cash equivalents	1,011	(2,030)
Cash and cash equivalents, beginning of period	4,051	4,477
Exchange movement on opening cash balance	133	51

Cash and cash equivalents, end of period	$5,195	$2,498

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

SEGMENT INFORMATION

	3 Months Ended December 31,		6 Months Ended December 31,
	2004	2003	2004	2003
	US Millions		US Millions
Revenues

Filmed Entertainment	$1,872	$1,377	$3,249	$2,625
Television	1,564	1,555	2,568	2,566
Cable Network Programming	624	565	1,224	1,161
Direct Broadcast Satellite Television	581	421	996	685
Magazines and Inserts	259	229	491	451
Newspapers	1,010	858	1,875	1,597
Book Publishing	377	341	741	688
Other	275	207	564	395

	$6,562	$5,553	$11,708	$10,168

Operating Income

Filmed Entertainment	$407	$260	$698	$592
Television	153	159	387	339
Cable Network Programming	227	155	393	257
Direct Broadcast Satellite Television	(105)	(104)	(226)	(227)
Magazines and Inserts	73	63	137	121
Newspapers	184	170	302	272
Book Publishing	62	57	122	116
Other	(47)	10	(93)	(28)

	$954	$770	$1,720	$1,442

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2004

NOTE 1 - SUPPLEMENTAL FINANCIAL DATA

Earnings per share is presented on a combined basis as the Company will not be required to present the two class method beginning in Fiscal 2008. Currently under US GAAP earnings per share is computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended December 31,		6 Months Ended December 31,
	2004	2003	2004	2003
	US $ Millions		US $ Millions
Basic earnings per share:
Class A	$0.14	$0.08	$0.37	$0.27
Class B	$0.12	$0.07	$0.31	$0.22
Total	$0.13	$0.08	$0.35	$0.25

Diluted earnings per share:
Class A	$0.14	$0.08	$0.36	$0.27
Class B	$0.11	$0.07	$0.30	$0.22
Total	$0.13	$0.08	$0.34	$0.25

Weighted average shares outstanding (diluted):
Class A	1,976	1,696	1,974	1,675
Class B	1,016	983	998	983
Total	2,992	2,679	2,972	2,658